Exhibit 99.1

                      NEWS RELEASE

ICF Reports Fourth Quarter and Full Year 2016 Results

Fourth Quarter Highlights

●	Total Revenue Increased 3 Percent Year-on-Year led by Double-Digit Growth in Revenue From Commercial and State and Local Government Clients
●	Diluted EPS was $0.65, Inclusive of $0.01 in Special Charges, 18 Percent Ahead of Last Year; Non-GAAP EPS[1] was $0.76, up 4 Percent Year-on-Year
●	Contract Awards Were $296 Million, 31 Percent Ahead of the Same Period Last Year

Full Year Highlights

●	Total Revenue Increased 5 Percent led by Mid-Single Digit Growth in Revenue From Commercial and Government Clients
●	Diluted EPS was $2.40, a 20 Percent Year-on-Year Increase; Non-GAAP EPS was $2.87, up 9 Percent Year-on-Year
●	Operating Cash Flow was $80 Million
●	Contract Awards Reached a Record $1.5 Billion, up 13 Percent Year-on-Year
●	Total Backlog Increased 17 Percent to $2.1 Billion; Funded Backlog Increased 29 Percent Year-on-Year to $1.0 Billion
●	Company-wide Book-to-Bill Ratio was 1.26; Commercial Book-to-Bill Ratio was 1.43

FOR IMMEDIATE RELEASE

Investor Contacts:

Lynn Morgen, MBS Value Partners, lynn.morgen@mbsvalue.com +1.212.750.5800

Betsy Brod, MBS Value Partners, betsy.brod@mbsvalue.com +1.212.750.5800

Company Information Contact:

Erica Eriksdotter, erica.eriksdotter@icf.com +1.703.934.3668

FAIRFAX, Va. (February 27, 2016) — ICF (NASDAQ:ICFI), a consulting and technology services provider to government and commercial clients around the world, reported results for the fourth quarter and twelve months ended December 31, 2016.

1 Non-GAAP EPS is a non-GAAP measurement. A reconciliation of all non-GAAP measurements is set forth below.

“2016 was a year of solid execution for ICF in which we achieved mid-single-digit organic revenue growth consistent with our expectations. Revenue from commercial clients increased 4.8 percent, driven by the strong performance of energy markets, which includes energy efficiency programs for utilities, and modest year-on-year growth in our marketing services. A similar 4.6 percent growth in our government business reflected a 4.1 percent increase in federal government revenue and double-digit growth in state and local government revenue, which more than offset the anticipated decline in revenue from international government business. Diluted earnings per share growth outpaced revenue growth by a factor of four, demonstrating the strength of our balanced portfolio and the benefit of reduced amortization expense, a lower share count and a lower tax rate,” said Sudhakar Kesavan, ICF’s Chairman and Chief Executive Officer.

“In the fourth quarter, we experienced slower-than-expected work flow on certain federal government contracts and postponements of specific asset valuation and M&A assignments in our commercial energy advisory group. Strong performance in other areas, particularly energy efficiency and state and local infrastructure programs, mostly offset the revenue impact. However, reduced service revenue[2] levels resulted in fourth quarter diluted earnings per share being below our guidance range, although earnings were markedly ahead of last year. Since the beginning of 2017, we have seen a return to our expected levels of activity in our federal government business and commercial energy advisory work.

“ICF’s business development programs continued to yield positive results in 2016. It was a record year for us in terms of contract awards, with the majority representing new business wins. We ended 2016 with a record fourth quarter backlog, and the funded portion increased significantly from 2015 levels, in part reflecting the greater mix of commercial business,” Mr. Kesavan noted.

Fourth Quarter 2016 Results

Fourth quarter 2016 revenue was $289.6 million, a 3.1 percent increase from $280.8 million in the fourth quarter of 2015. Service revenue was stable at approximately $207 million. Net income was $12.7 million in the fourth quarter of 2016, or $0.65 per diluted share, up 18.2 percent from $0.55 per diluted share in the prior year period. Non-GAAP EPS increased 4.1 percent to $0.76 per diluted share in the fourth quarter of 2016 compared to $0.73 in the prior year. EBITDA3 was $29.5 million, up from $27.5 million in the fourth quarter of 2015. Fourth quarter 2016 EBITDA margin was 10.2 percent, a 40 basis point increase from the 9.8 percent reported in the comparable period last year. Adjusted EBITDA4, which excludes special charges related to severance for staff realignment, acquisition-related expenses and international office closures of $0.4 million, was $29.9 million, or 10.3 percent of revenue, up from last year’s $28.3 million or 10.1 percent of revenue.

Full Year 2016 Results

For 2016, revenue was $1.19 billion, up 4.7 percent over the $1.13 billion reported for full year 2015. Service revenue was $864.8 million, or 1.8 percent above the prior year. Net income was $46.6 million, or $2.40 per diluted share for full year 2016 compared to $39.4 million or $2.00 per diluted share in the prior year. The increase in diluted earnings per share represented a 20 percent year-on-year increase. Non-GAAP EPS was $2.87 per share in 2016, an increase of 8.7 percent from the $2.64 per share reported in 2015. For 2016, EBITDA was $111.9 million, a 3.0 percent increase as compared to $108.6 million for 2015. Adjusted EBITDA in 2016 was $113.9 million, a 2.8 percent increase as compared to $110.7 million for 2015.  Adjusted EBITDA excluded special charges related to severance for staff realignment, acquisition-related expenses and international office closures of $2.0 million in 2016 and $2.1 million in 2015.

2, 3, 4 Service Revenue, EBITDA, and Adjusted EBITDA are non-GAAP measurements. A reconciliation of all non-GAAP measurements is set forth below.

Operating cash flow was $79.6 million for 2016 compared to $76.3 million in 2015, a 4.3 percent increase. During 2016, the company used $52.1 million in cash to pay down debt and $11.9 million to repurchase company shares.

Backlog and New Business Awards

Total backlog was $2.1 billion at the end of the fourth quarter of 2016. Funded backlog was $1.0 billion, or approximately 48 percent of the total backlog. The total value of contracts awarded in the 2016 fourth quarter was $296 million, up 31 percent year-on-year. For full year 2016, contract awards were $1.5 billion, up 13 percent year-on-year and representing a book-to-bill ratio of 1.26.

Government Business Fourth Quarter 2016 Highlights

●	U.S. federal government revenue, which accounted for 44 percent of total revenue, fell 3.1 percent year-on-year to $128.1 million in the fourth quarter of 2016. Federal government revenue accounted for 47 percent of total revenue in the fourth quarter of 2015.
●	U.S. state and local government revenue increased 16.4 percent year-on-year and accounted for 11 percent of total revenue, compared to 10 percent in the year-ago period.
●	International government revenue decreased by 11.5 percent year-on-year and accounted for 7 percent of total revenue compared to 8 percent in the year-ago period.

Key Government Contracts Awarded in the Fourth Quarter

ICF was awarded more than 90 U.S. federal contracts and task orders and more than 200 additional contracts from state and local and international governments. The largest awards were:

●

Program Support: A contract with a ceiling of $19.6 million with the U.S. Environmental Protection Agency’s Office of Transportation and Air Quality, to continue to provide analysis and modeling related to mobile source fuels.

●

Technical Assistance: Four contracts with a combined value of $14 million with the U.S. Department of Housing and Urban Development to continue to provide technical assistance nationwide on Department programs.

●

Program Support: A contract with a ceiling of $12 million with the U.S. Environmental Protection Agency’s Office of Water to continue providing technical and regulatory support in establishing health-protective criteria for water sources.

●	Cybersecurity: A contract modification with a ceiling of up to $11.5 million with the U.S. Department of Defense to provide cybersecurity services.
●

Infrastructure/Environmental Planning: Six new task orders with a value of $11 million to provide environment impact review and analyses, documentation and other technical services for a California rail program.

●	Infrastructure/Environmental Planning: Task orders totaling $4.4 million with a water resources agency in the Western U.S. to provide environmental planning services.
●

Transportation: Two contracts with a value of $3.6 million with the U.S. Department of Transportation National Highway Traffic Safety Administration to provide analysis support for fuel economy standards and survey research on tire pressure monitoring systems.

●	Regulatory Support: A $3.3 million contract with the U.S. Department of Transportation Federal Motor Carrier Safety Administration to provide broad regulatory support.
●	Program Support: A $3 million contract with the U.S. National Park Service to provide sustainability and management services.

Other government contract wins with a value greater than $1 million included: training and technical assistance, and research and evaluation services, for the U.S. Department of Health and Human Services’ Administration for Children and Families; regulatory, operational, communications, training, and other administrative and analytic support for the U.S. Department of Homeland Security; policy and communications support for the U.S. Department of Energy Oak Ridge National Laboratory; program management services for the Defense Contract Management Agency; support for block grant evaluations and the diabetes prevention program at the Centers for Disease Control and Prevention; technology support services for the Office of the Secretary of the Navy; change management support for the U.S. Department of Veterans Affairs; and enterprise strategy and management services for the U.S. Department of State’s Bureau of Consular Affairs.

Commercial Business Fourth Quarter 2016 Highlights

●	Commercial revenue was $110.0 million, 10.8 percent above the $99.3 million in last year’s fourth quarter. Commercial revenue accounted for 38 percent of total revenue in the fourth quarter of 2016, compared to 35 percent of total revenue in the fourth quarter of 2015.
●	Marketing services accounted for 41 percent of commercial revenue. Energy markets, which include energy efficiency programs for utilities, represented 35 percent of commercial revenue.

Key Commercial Contracts Awarded in the Fourth Quarter

Commercial sales were $158.7 million in the fourth quarter of 2016, and ICF was awarded more than 500 commercial projects globally during the period. The largest awards were:

Energy Markets:

●	A $41 million contract with a major utility in the Southeastern U.S. to continue to support residential, commercial and small business energy efficiency programs and expand support of the utility’s overall demand side management portfolio.
●	A contract with a value of up to $11 million with a large consortium of utilities in the Northeastern U.S. to provide energy efficiency support services to the member utilities’ new home construction programs.
●	A contract with a value of $14.3 million with a major utility in the Northwestern U.S. to design, develop and implement energy efficiency program strategies for commercial buildings.
●	Three contracts with a combined value of $4.3 million with a major utility in the Eastern U.S. to support residential, commercial and industrial energy efficiency programs.
●	Multiple contracts with a combined value of $2.5 million with a Western U.S. utility to perform various environmental studies and support a residential energy efficiency program.

 Marketing Services:

●	Two contracts with a combined value of $14.2 million with a major rail transportation system in the U.S. to continue providing loyalty program and digital solutions services.

●	A $6.4 million contract with a major national retail chain to continue providing its customer loyalty program and communications services.
●	A $5 million contract with a major non-U.S. utility to deploy a residential platform that will transform the customer experience through offline and online education and engagement, rewards and behavioral energy savings.
●	Multiple contracts with a combined value of $3.5 million with a Fortune 500 health insurance provider to provide IT, program management and marketing support.

Other commercial contract wins with a value of at least $1 million included: customer loyalty program services for a national auto parts chain, two national retail chains, a financial services company, and a major international hotel chain; program support and communications services for a number of U.S. utilities; brand and digital solutions services for a national health insurer; marketing and digital solutions services for a regional financial institution; marketing services for a floor care product manufacturer; and public relations support and digital solutions for a major manufacturer of access control products.

2016 Recognitions

ICF received several important recognitions in 2016, including:

●	Named to Forbes Magazine’s 2016 “America’s Best Midsize Employers” and “Best Management Consulting Firms” lists.
●	Recognized with Corporate Leadership Award from Women in Technology (WIT).

Summary and Outlook

“ICF ended 2016 with key measures of future performance, notably, contract wins, backlog and business development pipeline at record levels. In setting expectations for 2017, we have made certain assumptions regarding the transition to a new administration, particularly after a two-term president, that could affect federal government revenue this year. Importantly, ICF is well positioned in several key government priority areas, including infrastructure renewal and resilience, energy, public health and veterans affairs. Similarly, in our commercial business, we are executing on more than 150 energy efficiency programs for over 40 utilities across the United States and Canada, and we continue to leverage our marketing and communications services across our client base.

“Based on our current visibility, we expect full year 2017 diluted earnings per share to be in the range of $2.50 to $2.75 per share on revenue ranging from $1.20 billion to $1.24 billion. Underpinning this guidance are the following assumptions:

●	Revenue from commercial clients increases at a mid-single-digit rate;
●	Federal government revenue is comparable to 2016 levels or increases at a low-single-digit rate;
●	Stable year-over-year revenue from state and local government clients;
●	A mid-single-digit decline in international government revenue;
●	Weighted average shares outstanding of approximately 19.4 million; and
●	A full year effective tax rate of no more than 38.5 percent.

“Operating cash flow for 2017 is expected to be in the range of $90 million to $100 million,” Mr. Kesavan concluded.

###

About ICF

ICF (NASDAQ:ICFI) is a global consulting and technology services provider with more than 5,000 professionals focused on making big things possible for our clients. We are business analysts, public policy experts, technologists, researchers, digital strategists, social scientists and creatives. Since 1969, government and commercial clients have worked with ICF to overcome their toughest challenges on issues that matter profoundly to their success. Come engage with us at www.icf.com.

Caution Concerning Forward-looking Statements

Statements that are not historical facts and involve known and unknown risks and uncertainties are "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. Such statements may concern our current expectations about our future results, plans, operations and prospects and involve certain risks, including those related to the government contracting industry generally; our particular business, including our dependence on contracts with U.S. federal government agencies; and our ability to acquire and successfully integrate businesses. These and other factors that could cause our actual results to differ from those indicated in forward-looking statements are included in the "Risk Factors" section of our securities filings with the Securities and Exchange Commission. The forward-looking statements included herein are only made as of the date hereof, and we specifically disclaim any obligation to update these statements in the future.

ICF International, Inc. and Subsidiaries
Consolidated Statements of Comprehensive Income
(in thousands, except per share amounts)

	Three months ended		Twelve months ended
	December 31,		December 31,
	2016	2015	2016	2015
	(Unaudited)

Revenue	$289,559	$280,805	$1,185,097	$1,132,232
Direct Costs	182,440	173,752	745,137	694,436
Operating costs and expenses:
Indirect and selling expenses	77,655	79,533	328,048	329,159
Depreciation and amortization	4,405	4,164	16,638	16,222
Amortization of intangible assets	3,094	4,318	12,481	17,184
Total operating costs and expenses	85,154	88,015	357,167	362,565

Operating Income	21,965	19,038	82,793	75,231
Interest expense	(2,158)	(2,345)	(9,470)	(10,072)
Other income (expense)	234	(86)	1,184	(1,559)
Income before income taxes	20,041	16,607	74,507	63,600
Provision for income taxes	7,368	5,857	27,923	24,231
Net income	$12,673	$10,750	$46,584	$39,369

Earnings per Share:
Basic	$0.67	$0.56	$2.45	$2.04
Diluted	$0.65	$0.55	$2.40	$2.00

Weighted-average Shares:
Basic	18,988	19,102	18,989	19,335
Diluted	19,512	19,373	19,416	19,663

Other comprehensive income (loss):
Foreign currency translation adjustments, net of tax	(342)	(521)	(4,324)	(5,010)
Gain on sale of interest rate hedging agreement, net of tax	2,175	—	2,175	—
Total other comprehensive income (loss), net of tax	1,833	(521)	(2,149)	(5,010)
Comprehensive income, net of tax	$14,506	$10,229	$44,435	$34,359

ICF International, Inc. and Subsidiaries
Reconciliation of Non-GAAP financial measures
(in thousands, except per share amounts)

	Three months ended		Twelve months ended
	December 31,		December 31,
	2016	2015	2016	2015
	(Unaudited)

Reconciliation of Service Revenue
Revenue	$289,559	$280,805	$1,185,097	$1,132,232
Subcontractor and Other Direct Costs(1)	(82,765)	(73,798)	(320,332)	(283,110)
Service Revenue	$206,794	$207,007	$864,765	$849,122

Reconciliation of EBITDA and Adjusted EBITDA
Net Income	$12,673	$10,750	$46,584	$39,369
Other (income) expense	(234)	86	(1,184)	1,559
Interest expense	2,158	2,345	9,470	10,072
Provision for income taxes	7,368	5,857	27,923	24,231
Depreciation and amortization	7,499	8,482	29,119	33,406
EBITDA	29,464	27,520	111,912	108,637
Acquisition-related expenses(2)	20	—	20	189
Special charges related to severance for staff realignment	226	606	1,701	1,118
Special charges related to office closures	150	127	258	796
Adjusted EBITDA	$29,860	$28,253	$113,891	$110,740

Reconciliation of Non-GAAP EPS
Diluted EPS	$0.65	$0.55	$2.40	$2.00
Acquisition-related expenses	—	—	—	0.01
Special charges related to severance for staff realignment	0.01	0.03	0.09	0.06
Special charges related to office closures	0.01	0.01	0.02	0.09
Amortization of intangibles	0.16	0.22	0.64	0.87
Income tax effects(3)	(0.07)	(0.08)	(0.28)	(0.39)
Non-GAAP EPS	$0.76	$0.73	$2.87	$2.64

(1)	Subcontractor and Other Direct Costs exclude Direct Labor and Fringe Costs.
(2)	Acquisition-related expenses include expenses related to closed acquisitions.
(3)

Income tax effects were calculated using an effective U.S. GAAP tax rate of 36.8% and 35.3% for the fourth quarter of fiscal year 2016 and 2015, respectively, and an effective tax rate of 37.5% and 38.1% for the fiscal year 2016 and 2015, respectively.

ICF International, Inc. and Subsidiaries
Consolidated Balance Sheets
(in thousands, except share and per share amounts)

	December 31, 2016	December 31, 2015

Current Assets:
Cash and cash equivalents	$6,042	$7,747
Contract receivables, net	281,365	256,965
Prepaid expenses and other	11,724	10,032
Total current assets	299,131	274,744
Total property and equipment, net of accumulated depreciation of $74,706 and $71,203 as of December 31, 2016 and December 31, 2015, respectively	40,484	45,425
Other assets:
Goodwill	683,683	687,404
Other intangible assets, net	46,129	58,899
Restricted cash	1,843	1,362
Other assets	14,301	12,456
Total Assets	$1,085,571	$1,080,290

Current Liabilities:
Accounts payable	$70,586	$63,738
Accrued salaries and benefits	44,003	43,118
Accrued expenses and other current liabilities	52,631	43,001
Deferred revenue	29,394	30,523
Income tax payable	106	2,604
Total current liabilities	196,720	182,984
Long-term liabilities:
Long-term debt	259,389	311,532
Deferred rent	15,600	15,785
Deferred income taxes	39,114	33,326
Other	8,744	13,387
Total Liabilities	519,567	557,014
Commitments and Contingencies
Stockholders' Equity:
Preferred stock, par value $.001 per share; 5,000,000 shares authorized; none issued	—	—
Common stock, par value $.001 per share; 70,000,000 shares authorized; 21,663,432 and 21,313,472 issued; and 19,021,262 and 19,032,054 outstanding as of December 31, 2016 and December 31, 2015, respectively	22	21
Additional paid-in capital	292,427	280,113
Retained earnings	371,890	325,306
Treasury stock	(88,695)	(74,673)
Accumulated other comprehensive loss	(9,640)	(7,491)
Total Stockholders' Equity	566,004	523,276
Total Liabilities and Stockholders' Equity	$1,085,571	$1,080,290

ICF International, Inc. and Subsidiaries
Consolidated Statements of Cash Flows
(in thousands)

	Twelve months ended
	December 31,
	2016	2015

Cash flows from operating activities
Net income	$46,584	$39,369
Adjustments to reconcile net income to net cash provided by operating activities:
Bad debt expense	1,089	268
Deferred income taxes	6,535	2,106
Non-cash equity compensation	9,082	10,850
Depreciation and amortization	29,119	33,406
Deferred rent	(43)	1,002
Proceeds from hedge sale	3,600	—
Other adjustments, net	(637)	1,786
Changes in operating assets and liabilities, net of the effect of acquisitions:
Contract receivables, net	(29,020)	(2,713)
Prepaid expenses and other assets	(2,792)	(170)
Accounts payable	8,941	(2,374)
Accrued salaries and benefits	1,140	(13,208)
Accrued expenses and other current liabilities	10,252	(4,522)
Deferred revenue	(707)	2,367
Income tax receivable and payable	(2,447)	8,356
Restricted cash	(494)	116
Other liabilities	(639)	(320)
Net cash provided by operating activities	79,563	76,319

Cash flows from investing activities
Capital expenditures for property and equipment and capitalized software	(13,791)	(12,682)
Payments for business acquisitions, net of cash received	(100)	(1,818)
Net cash used in investing activities	(13,891)	(14,500)

Cash flows from financing activities
Advances from working capital facilities	478,584	381,745
Payments on working capital facilities	(530,728)	(420,265)
Payments on capital expenditure obligations	(4,041)	(3,289)
Debt issue costs	—	(17)
Proceeds from exercise of options	3,034	932
Tax benefits of stock option exercises and award vesting	—	1,307
Net payments for stockholder issuances and buybacks	(13,823)	(24,861)
Net cash used in financing activities	(66,974)	(64,448)
Effect of exchange rate changes on cash	(403)	(1,746)
Increase (decrease) in cash and cash equivalents	(1,705)	(4,375)
Cash and cash equivalents, beginning of period	7,747	12,122
Cash and cash equivalents, end of period	$6,042	$7,747

Supplemental disclosure of cash flow information
Cash paid during the period for:
Interest	$8,937	$9,845
Income taxes	$21,094	$16,315

Non-cash investing and financing transactions:
Capital expenditure obligations	$—	$12,870

ICF International, Inc. and Subsidiaries
Supplemental Schedule

Revenue by market(1)	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2016	2015	2016	2015

Energy, environment, and infrastructure	39%	37%	39%	37%
Health, education, and social programs	43%	45%	43%	45%
Safety and security	8%	8%	8%	8%
Consumer and financial	10%	10%	10%	10%

Total	100%	100%	100%	100%

Revenue by client(1)	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2016	2015	2016	2015

U.S. federal government	44%	47%	48%	48%
U.S. state and local government	11%	10%	11%	10%
International government	7%	8%	6%	7%
Government	62%	65%	65%	65%

Commercial	38%	35%	35%	35%

Total	100%	100%	100%	100%

Revenue by contract(1)	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2016	2015	2016	2015

Time-and-materials	44%	43%	43%	43%
Fixed-price	40%	38%	39%	38%
Cost-based	16%	19%	18%	19%

Total	100%	100%	100%	100%

(1) Certain revenue amounts in the prior year have been reclassified due to minor adjustments and to provide consistent presentation with current year balances.